                                                                                                       EXHIBIT 11.1

                          ELECTRONICS FOR IMAGING, INC.
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)(2)
                      (In thousands, except per share data)
                                   (Unaudited)

                                                        Three Months Ended                 Nine Months Ended
                                                           September 30,                     September 30,
                                                  ------------------------------     ------------------------------
                                                      1997             1996               1997            1996
                                                  -------------   --------------     -------------   --------------

Net income for purposes of computing
     net income per share                         $      23,914   $       15,553     $      66,951   $       42,051
                                                  =============   ==============     =============   ==============

Weighted average common shares outstanding               52,139           50,868            51,866           50,512

Weighted common equivalent shares
     from options (3)                                     4,077            4,160             4,031            4,136
                                                  -------------   --------------     -------------   --------------

         Weighted average common shares
         and equivalents                                 56,216           55,028            55,897           54,648
                                                  =============   ==============     =============   ==============

Net income per share                              $        0.43   $         0.28     $        1.20   $         0.77
                                                  =============   ==============     =============   ==============

(1) This Exhibit should be read in conjunction with "Summary of Significant Accounting Policies - Net Income per Share" in Note 1 of Notes to Consolidated Financial Statements, contained in the Company's 1996 Annual Report to Stockholders.


(2) All per share data and shares used in computing net income per share have been restated to reflect the Company's two-for-one stock split of February 20, 1997.


(3) Computed using the treasury stock method. The difference between primary net income per share and fully diluted net income per share is not significant.

                                       17

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      ELECTRONICS FOR IMAGING, INC.

Date:  November 13, 1997

                                          By /s/  Dan Avida
                                          --------------------------------------
                                          Dan Avida
                                          President and Chief Executive Officer
                                          and Acting Principal Financial Officer




                                          By /s/  Eric Saltzman
                                          --------------------------------------
                                          Eric Saltzman
                                          Vice President, Strategic Relations
                                          and Duly Authorized Officer

                                       18